Exhibit 99.1
Victoria’s Secret & Co. Reports second quarter 2023 results within previous guidance range
Expects improving sales trends in the third and fourth quarter with adjusted operating income rate of 5% to 6% for full year 2023

Reynoldsburg, Ohio (August 30, 2023)—Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”) (NYSE: VSCO) today reported 2023 financial results for the second quarter ended July 29, 2023.

Chief Executive Officer Martin Waters commented, “We delivered second quarter sales, adjusted operating income and adjusted diluted earnings per share within our guidance range while the macro environment continues to put pressure on our customer base and our core intimates categories. As anticipated, and what was a continuation of first quarter trends, sales performance in the second quarter was particularly challenging in the overall stores and digital intimates market in North America which impacted both our Victoria’s Secret and PINK businesses in the quarter. In contrast, our international business experienced sales growth in excess of 25% compared to last year and strong profit flow thru, and our recently acquired Adore Me brand also grew sales during the quarter highlighting the strength of the business model and unique digital strategies. Our teams were resiliently focused on what was within our control, managing selling margins, diligently controlling costs, and delivering inventory levels at our Victoria’s Secret and PINK businesses down low-double digits compared to last year.”

Martin continued, “With our second quarter results in-line with our guidance, our outlook calls for improving sales trends throughout the fall season. We entered the third quarter with relatively lean inventory levels, and I am encouraged by August sales trends which were better than July, second quarter and the entirety of the spring season. The teams have been working tirelessly on multiple growth initiatives designed to change our sales trends in the third quarter and the all-important holiday season. Initiatives such as our new multi-tender loyalty program, a reimagined merchandise strategy for our PINK brand, new technology to enhance the customer experience, the launch of our Victoria’s Secret ICON bra, and coming in September the Victoria’s Secret World Tour ’23 which will be our largest marketing investment in the last five years. These are only a portion of our initiatives for growing our business over the longer-term, and I believe we have the right leadership team in place at the right time for our business to be successful. We remain confident in our brand repositioning efforts and our strategic plans for growth and are committed to delivering our long-term financial targets and returning value to our shareholders.”

Second Quarter Results
The Company reported a net loss of $1 million, or $0.02 per diluted share for the second quarter of 2023. This result compares to net income of $70 million, or $0.83 per diluted share for the second quarter of 2022. Second quarter 2023 operating income was $26 million compared to operating income of $98 million in the second quarter of 2022.

Excluding the impact of the items described at the conclusion of this press release, second quarter 2023 adjusted net income was $19 million, or $0.24 per diluted share, and adjusted operating income was $49 million. These results were near the midpoint of the previously communicated guidance range for adjusted net income of $0.10 to $0.40 per diluted share and adjusted operating income of $35 million to $65 million. Second quarter 2022 adjusted net income was $92 million, or $1.09 per diluted share, and adjusted operating income was $127 million.

The Company reported net sales of $1.427 billion for the second quarter of 2023, a decrease of 6% compared to net sales of $1.521 billion in the prior year second quarter. Total comparable sales for the second quarter of 2023 decreased 11% compared to the second quarter of 2022.

Adjusted net income and adjusted operating income are non-GAAP financial measures. At the conclusion of this press release, we have included more information regarding these non-GAAP financial measures, including a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure reported in accordance with GAAP.

Capital Allocation
In January 2023, the Company announced a new share repurchase program (“January 2023 Share Repurchase Program”) providing for the repurchase of up to $250 million of the Company’s common stock through the end of fiscal year 2023. As a component of the January 2023 Share Repurchase Program, the Company entered into an accelerated share repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $125 million of the Company’s common stock. Under the terms of the ASR, the Company made a payment of $125 million to Goldman Sachs on February 2, 2023 and received an initial delivery of approximately 2.4 million shares of the Company’s common stock. In the second quarter of 2023, the ASR was completed, and the Company received an additional approximately 1.3 million shares of the Company’s common stock. The total approximately 3.7 million shares repurchased under the ASR was based on the volume-weighted average price of the Company’s common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms of the ASR.

Third Quarter and Full Year 2023 Outlook
The Company is forecasting third quarter 2023 net sales to decrease in the low- to mid-single digit range compared to last year’s third quarter net sales of $1.318 billion. At this forecasted level of sales, adjusted operating loss for the third quarter of 2023 is expected to be in the range of $45 million to $75 million. Adjusted net loss for the third quarter of 2023 is estimated to be in the range of $0.70 to $1.00 per diluted share.

The Company is forecasting full year 2023 net sales to decrease in the low-single digit range compared to last year and we expect the adjusted operating income rate to be in the range of 5% to 6% of net sales, consistent with the current analyst consensus estimate which reflects a net sales decrease of approximately 2% compared to full year 2022 and an adjusted operating income rate of approximately 5.5% of net sales.

The analyst consensus estimate represents the average of third-party analyst estimates and is current as of August 30, 2023. The Company has not independently verified, makes no representation as to the reliability or accuracy of, and disclaims any potential liability associated with such data. Analyst estimates of sales and operating margin may be calculated differently from how the Company calculates such measures and may include or exclude certain material adjustments that may be required by generally accepted accounting principles. Forecasted adjusted operating income (loss) and adjusted net income (loss) per diluted share for the full year and third quarter 2023 excludes the financial impact of purchase accounting items related to the Adore Me acquisition, including recognition in gross profit of purchase accounting fair value adjustments to acquired inventories as it is sold and expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as the amortization of intangible assets. The Company is not able to provide a reconciliation of forward-looking adjusted operating income (loss) or adjusted net income (loss) per diluted share to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Victoria’s Secret & Co. will conduct its second quarter earnings call at 8:00 a.m. Eastern on Thursday, August 31, 2023. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); conference ID 5358727. For an audio replay, call 1-800-839-1151 (international replay number: 1-203-369-3392); conference ID 5358727 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and Victoria’s Secret PINK, that share a common purpose of inspiring and uplifting our customers in every stage of their lives, and Adore Me, a technology-led, digital-first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of 1,350 retail stores in nearly 70 countries. We provide our customers with products and experiences that make them feel good inside and out while driving positive change through the power of our products, platform and advocacy.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, could affect our financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:
•the spin-off from Bath & Body Works, Inc. (f/k/a L Brands, Inc.) may not be tax-free for U.S. federal income tax purposes;
•we may not realize all of the expected benefits of the spin-off;
•general economic conditions, inflation, consumer confidence, consumer spending patterns and market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•the novel coronavirus (COVID-19) global pandemic has had and may continue to have an adverse effect on our business and results of operations;
•difficulties arising from turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on mall traffic and the availability of suitable store locations on appropriate terms;
•our ability to successfully operate and expand internationally and related risks;
•our independent franchise, license, wholesale and joint venture partners;
•our direct channel business;
•our ability to protect our reputation and the image of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;
•our ability to realize the potential benefits and synergies sought with the acquisition of AdoreMe, Inc.;
•our ability to source, distribute and sell goods and materials on a global basis, including risks related to:
◦political instability, environmental hazards or natural disasters;
◦significant health hazards or pandemics;
◦legal and regulatory matters;
◦delays or disruptions in shipping and transportation and related pricing impacts; and
◦disruption due to labor disputes;
•our geographic concentration of vendor and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•fluctuations in freight, product input and energy costs, including those caused by inflation;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2023.

For further information, please contact:

Victoria's Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Sales (Millions):

	Second Quarter	Second Quarter	% Inc/ (Dec)	Year-to-Date	Year-to-Date	% Inc/ (Dec)
	2023	2022		2023	2022
Stores - North America[1]	$817.2	$968.5	(15.6%)	$1,603.0	$1,899.4	(15.6%)
Direct[1]	433.9	413.7	4.9%	898.4	834.3	7.7%
International[2]	175.8	139.0	26.5%	332.9	271.3	22.7%
Total	$1,426.9	$1,521.2	(6.2%)	$2,834.3	$3,005.0	(5.7%)

1 - Results in 2023 include Adore Me sales.
2 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	2023	2022	2023	2022
Stores and Direct[1]	(11%)	(8%)	(11%)	(8%)
Stores Only[2]	(14%)	(7%)	(14%)	(5%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	1/28/23	Opened	Closed	7/29/23
Company-Operated:
U.S.	812	3	(7)	808
Canada	25	—	(1)	24
Subtotal Company-Operated	837	3	(8)	832

China Joint Venture:
Beauty & Accessories[1]	39	2	(3)	38
Full Assortment	33	1	(1)	33
Subtotal China Joint Venture	72	3	(4)	71

Partner-Operated:
Beauty & Accessories	308	7	(15)	300
Full Assortment	135	15	(9)	141
Subtotal Partner-Operated	443	22	(24)	441

Adore Me	6	—	—	6
Total	1,358	28	(36)	1,350
1 - Includes fifteen partner-operated stores at 7/29/23.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
THIRTEEN WEEKS ENDED JULY 29, 2023 AND JULY 30, 2022
(Unaudited)
(In thousands except per share amounts)
	2023	2022
Net Sales	$1,426,871	$1,521,208
Costs of Goods Sold, Buying and Occupancy	(940,297)	(985,957)
Gross Profit	486,574	535,251
General, Administrative and Store Operating Expenses	(460,528)	(437,739)
Operating Income	26,046	97,512
Interest Expense	(23,967)	(12,968)
Other Loss	(106)	(1,328)
Income Before Income Taxes	1,973	83,216
Provision for Income Taxes	2,845	16,005
Net Income (Loss)	(872)	67,211
Less: Net Income (Loss) Attributable to Noncontrolling Interest	556	(2,715)
Net Income (Loss) Attributable to Victoria's Secret & Co.	$(1,428)	$69,926

Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.02)	$0.83

Weighted Average Shares Outstanding[1]	77,310	84,292
1 - Reported Weighted Average Shares Outstanding in the second quarter of 2023 reflects basic shares due to the Net Loss.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
TWENTY-SIX WEEKS ENDED JULY 29, 2023 AND JULY 30, 2022
(Unaudited)
(In thousands except per share amounts)
	2023	2022
Net Sales	$2,834,251	$3,005,014
Costs of Goods Sold, Buying and Occupancy	(1,845,283)	(1,948,257)
Gross Profit	988,968	1,056,757
General, Administrative and Store Operating Expenses	(934,648)	(865,122)
Operating Income	54,320	191,635
Interest Expense	(46,472)	(25,382)
Other Loss	(104)	(5,037)
Income Before Income Taxes	7,744	161,216
Provision for Income Taxes	4,804	17,861
Net Income	2,940	143,355
Less: Net Income (Loss) Attributable to Noncontrolling Interest	3,643	(7,394)
Net Income (Loss) Attributable to Victoria's Secret & Co.	$(703)	$150,749

Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.01)	$1.76

Weighted Average Shares Outstanding[1]	77,756	85,674
1 - Reported Weighted Average Shares Outstanding in 2023 reflects basic shares due to the Net Loss.

VICTORIA'S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP above and throughout this press release, provided below are non-GAAP financial measures that present operating income, net income attributable to Victoria's Secret & Co. and net income per diluted share attributable to Victoria's Secret & Co. on an adjusted basis, which remove certain special items. We believe that these special items are not indicative of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of adjusted financial information may differ from similarly titled measures used by other companies. The table below reconciles the GAAP financial measures to the non-GAAP financial measures.

	Second Quarter		Year-to-Date
	2023	2022	2023	2022
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$26,046	$97,512	$54,320	$191,635
Adore Me Acquisition-related Items (a)	16,366	—	25,687	—
Amortization of Intangible Assets (b)	6,284	—	12,568	—
Restructuring Charges (c)	—	29,348	11,125	29,348
Occupancy-related Legal Matter (d)	—	—	—	21,679
Adjusted Operating Income	$48,696	$126,860	$103,700	$242,662

Reconciliation of Reported to Adjusted Net Income (Loss) Attributable to Victoria's Secret & Co.
Reported Net Income (Loss) Attributable to Victoria's Secret & Co. - GAAP	$(1,428)	$69,926	$(703)	$150,749
Adore Me Acquisition-related Items (a)	17,461	—	27,877	—
Amortization of Intangible Assets (b)	6,284	—	12,568	—
Restructuring Charges (c)	—	29,348	11,125	29,348
Occupancy-related Legal Matter (d)	—	—	—	21,679
Tax Effect of Adjusted Items	(3,465)	(7,278)	(10,105)	(12,755)
Adjusted Net Income Attributable to Victoria's Secret & Co.	$18,852	$91,996	$40,762	$189,021

Reconciliation of Reported to Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.
Reported Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co. - GAAP	$(0.02)	$0.83	$(0.01)	$1.76
Adore Me Acquisition-related Items (a)	0.20	—	0.30	—
Amortization of Intangible Assets (b)	0.06	—	0.12	—
Restructuring Charges (c)	—	0.26	0.11	0.26
Occupancy-related Legal Matter (d)	—	—	—	0.19
Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$0.24	$1.09	$0.52	$2.21
(a) In the second quarter of 2023, we recognized a $17.5 million charge ($15.6 million net of tax of $1.9 million), $9.7 million included in general, administrative and store operating expense, $6.7 million included in costs of goods sold and $1.1 million included in interest expense, related to the financial impact of purchase accounting items related to the acquisition of Adore Me. Year-to-date 2023, we recognized charges of $27.9 million ($23.8 million net of tax of $4.1 million), $15.3 million included in costs of goods sold, $10.4 million included in general, administrative and store operating expense and $2.2 million included in interest expense, related to the financial impact of purchase accounting items and professional service costs related to the acquisition of Adore Me.
(b) In the second quarter of 2023, we recognized $6.3 million of amortization expense ($4.7 million net of tax of $1.6 million) included in general, administrative and store operating expense related to the acquisition of Adore Me. Year-to-date 2023, we recognized $12.6 million of amortization expense ($9.3 million net of tax of $3.3 million) included in general, administrative and store operating expense related to the acquisition of Adore Me.

(c) In the first quarter of 2023, we recognized a $11.1 million pre-tax charge ($8.4 million net of tax of $2.7 million), $7.8 million included in general, administrative and store operating expense and $3.3 million included in buying and occupancy expense, related to restructuring activities to continue to reorganize and improve our organizational structure. In the second quarter of 2022, we recognized a $29.3 million charge ($22.1 million net of tax of $7.2 million), $16.2 million included in general, administrative and store operating expense and $13.1 million included in buying and occupancy expense, related to restructuring activities to reorganize our leadership structure.
(d) In the first quarter of 2022, we recognized a $21.7 million charge ($16.2 million net of tax of $5.5 million), included in buying and occupancy expense, related to a legal matter with a landlord regarding a high-profile store that we surrendered to the landlord prior to separation.